UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2012 (January 25, 2012)

Realogy Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-173250, 333-173254 and 333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Domus Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-173250	20-8050955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 25, 2012, Realogy Corporation (the “Company”), Domus Intermediate Holdings Corp. (“Intermediate”), the Company’s parent, Domus Holdings Corp. (“Holdings”), the Company’s indirect parent, and the subsidiary guarantors named therein entered into a Purchase Agreement (the “Purchase Agreement”) with several initial purchasers named therein, relating to the sale by the Company of $593 million aggregate principal amount of the Company’s 7.625% senior secured first lien notes due 2020 at an issue price of 100% (the “First Lien Notes”) and $325 million aggregate principal amount of the Company’s 9.000% senior secured notes due 2020 at an issue price of 100% (the “New First and a Half Lien Notes” and, together with the First Lien Notes, the “Notes”).

The Notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act.

Each series of Notes will be guaranteed on a senior secured basis by Intermediate, and each domestic subsidiary of the Company that is a guarantor under its senior secured credit facility and certain of its outstanding securities. Each series of Notes will also be guaranteed by Holdings, on an unsecured senior subordinated basis. Each series of Notes will be secured by substantially the same collateral as the Company’s existing first lien obligations under its senior secured credit facility. The priority of the collateral liens securing the First Lien Notes will be (i) equal to the collateral liens securing the Company’s first lien obligations under its senior secured credit facility and (ii) senior to the collateral liens securing the Company’s other secured obligations that are not secured by a first priority lien, including the New First and a Half Lien Notes and the Company’s second lien obligations under its senior secured credit facility. The priority of the collateral liens securing the New First and a Half Lien Notes will be (i) junior to the collateral liens securing the Company’s first lien obligations under its senior secured credit facility and the First Lien Notes and (ii) senior to the collateral liens securing the Company’s second lien obligations under its senior secured credit facility. Subject to customary closing conditions, the sale of the Notes is expected to close on or about February 2, 2012.

The purchase agreement contains customary representations, warranties and agreements by the Company and the guarantors. In addition, the Company and the guarantors have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make in respect of those liabilities. Furthermore, the Company and the guarantors have agreed with the initial purchasers not to offer or sell any similar debt securities for a period of 60 days after the closing date without the prior written consent of the representative of the initial purchasers.

The Company will use proceeds from the offering of the Notes, (without giving effect to the initial purchasers’ commissions) of approximately $918 million, (i) to prepay $629 million of its first lien term loan borrowings under its senior secured credit facility which are due to mature in October 2013, (ii) to repay all of the $133 million in outstanding borrowings under the portion of its revolving credit facility which is due to mature in April 2013, and (iii) to repay $156 million of the outstanding borrowings under the portion of its revolving credit facility which is due to mature in April 2016. In conjunction with the repayments described in clauses (ii) and (iii) of $289 million, the Company will be reducing the commitments under its revolving credit facility by a like amount.

Item 8.01	Other Events.

On January 25, 2012, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit

99.1	Press Release issued January 25, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Corporation

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: January 26, 2012

INDEX TO EXHIBITS

Exhibit Number	Exhibit

99.1	Press Release issued January 25, 2012.